                                  EXHIBIT 11

Environmental Power Corporation
Computation of Loss Per Share
June 30, 1995

Weighted average number
of shares outstanding                          10,648,846
                                              ============
Net loss for the three months ended
 June 30, 1995                                $  (783,943)

Loss per share - primary and fully diluted    $      (.07)
                                              ============

Net loss for the six months ended
 June 30, 1995                                $(3,032,488)

Loss per share - primary and fully diluted    $      (.28)
                                              ============